Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Highlights" in the Information Statement/Prospectus included in this Registration Statement (Form N-14) of AB Active ETFs, Inc. (the "Registration Statement").

We also consent to the incorporation by reference of our report dated December 23, 2022, with respect to the financial statements and financial highlights of AB High Yield Portfolio (one of the funds constituting AB Bond Fund, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

February 3, 2023